Exhibit 99.1

MATERIAL SCIENCES CORPORATION REVIEWING ACCOUNTING CHARGE FOR CLOSING MIDDLETOWN COIL COATING OPERATION

ELK GROVE VILLAGE, IL, October 11, 2004—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today announced that it has become aware of a possible accounting error in the amount of the fiscal 2004 year end charge that was taken with respect to the shutdown of its Middletown, Ohio coil coating facility. Preliminary information suggests that the impairment charge that was taken in the fourth quarter of fiscal 2004 may have been overstated by up to approximately $1 million. The company is currently reviewing this issue. If an adjustment is made it could result in an increase in fiscal 2004 earnings and an increase in the company’s fiscal 2004 year end and fiscal 2005 property, plant and equipment. No cash flow impact is expected.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that its review of the Middletown accounting charge is preliminary at this point in time, and that new or additional information could cause the actual outcomes of the review process to differ materially from those stated or implied in the forward-looking statements. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www. financialrelationsboard.com